Exhibit 10.2


                                                                 EXECUTION COPY

                              EMPLOYMENT AGREEMENT

                     EMPLOYMENT AGREEMENT (this "Agreement") dated as of February 11, 2005, by and between IWO Holdings, Inc., a Delaware corporation (the "Company") and Richard Harris (the "Executive", and together with the Company, the "Parties").

                              W I T N E S S E T H :

                     A. The Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth in this Agreement.

                     B. The Executive acknowledges that (i) the Executive's employment with the Company will provide the Executive with trade secrets of and confidential information concerning the Company and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company.

                     Accordingly, in consideration of the premises and the respective covenants and agreements of the Parties set forth below, and intending to be legally bound hereby, the Parties agree as follows:

                     Section 1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

                     Section 2. Term. Subject to the provisions of Section 8, this Agreement shall be effective for a period commencing on the "Effective Date," as that term is defined in the Plan of Reorganization of IWO Holdings, Inc. under Chapter 11 of the Bankruptcy Code, as it may be amended from time to time (hereinafter referred to as the "Effective Date") and ending on the day immediately preceding the first anniversary of the Effective Date (the "Initial Term"); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than 90 days prior to the expiration of the Initial Term or any extension thereof, either Party hereto shall provide written notice to the other Party hereto of its or his desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the "Term").

                     Section 3. Duties, Authority, Status and Responsibilities.

                     (a) The Executive shall serve as Chief Financial Officer of the Company, and in such other positions as the board of directors of the Company (the "Board") may from time to time reasonably determine, subject at all times to the direction, supervision and authority of the Board. The Executive's duties shall include such duties as the Board may from time to time reasonably assign.

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                     (b) During the Term and except as otherwise agreed by the
Company, the Executive shall devote the Executive's full employable time (which shall be the Company's standard business hours on Monday through Thursday of each calendar week during the Term and such additional time as may be necessary for the Executive to perform his duties hereunder), attention and best efforts to the business affairs of the Company (except during vacations or illness) and will not actively engage in outside activities, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless such activity (and the amount thereof) is approved by the Board; provided, that, nothing shall preclude the Executive from spending the minimum amount of time he deems reasonably necessary to conclude his obligations with respect to the list of cases set forth on Exhibit A attached hereto. In addition to the other titles and responsibilities described in this Section 3, if requested by the Board, the Executive shall serve (without additional compensation) during the Term as an officer of any subsidiary of the Company.

                     Section 4. Cash Compensation.

                     (a) Base Salary. During the Term, the Executive shall receive an annual base salary (the "Base Salary") of not less than $250,000. The Base Salary shall be payable in accordance with the customary payroll practices of the Company for salaried employees.

                     (b) Annual Bonus. During the Term, the Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus") in respect of each fiscal year of the Company ending during the Term (a "Fiscal Year" which, as of the Effective Date, is the period January 1 through December 31), with a target bonus equal to 60% of Base Salary (the "Target Bonus") and a maximum bonus of 100% of Base Salary, subject to such performance targets established by the Board for such Fiscal Year. Any such Annual Bonus shall be paid to the Executive no later than other senior executives are paid their annual cash bonuses, but in any event no later than a date which is two and one half (2 1/2) months following the Fiscal Year to which such Annual Bonus relates

                     (c) Retention Bonus. Upon a "Payment Event" (as defined below), the Executive shall be entitled to receive a retention bonus (the "Retention Bonus") in an amount equal to the product of (i) 55,556 multiplied by
(ii) the "Vested Percentage" (as defined below) multiplied by (iii) the excess of the "Fair Market Value" (as defined in the Equity Award Plan referred to below) of a share of "Common Stock" (as defined below) as of the date of the Payment Event over $18.56 (such excess not to exceed $5.44). For purposes of the foregoing, the term "Payment Event" shall mean the earliest to occur of: (i) if Executive remains employed by the Company on such date, the third anniversary of the Effective Date, (ii) if Executive remains employed by the Company on such date, the date on which "Change in Control" occurs (as defined in Section 5(c) below), or (iii) the date on which the Executive's employment is terminated due to his death, by the Company due to "Disability" (as defined in Section 8(b) below), without "Cause" (as defined in Section 8(c) below) or as a result of its providing a written notice to Executive of its desire not to extend the Term or by the Executive for "Good Reason" (as defined in Section 8(d) below). Subject to the Executive's continued employment with the Company on each applicable


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anniversary, the "Vested Percentage" shall equal 8.33% on the first three-month anniversary of the Effective Date and shall increase by an additional 8.33% on each subsequent three-month anniversary of the Effective Date, such that the Vesting Percentage shall equal 100% on the third anniversary of the Effective, provided, however, that, in the event of the Executive's termination pursuant to Sections 8(a) or 8(b), the Vested Percentage shall equal 100%. The Retention Bonus shall be paid at the Company's election in cash, Common Stock or any combination thereof as soon as reasonably practicable following the Payment Event. Notwithstanding any of the foregoing, in no event shall the Executive receive the Retention Bonus if his employment is terminated by the Company for Cause prior to the Payment Date.

                     Section 5. Equity Compensation.

                     (a) Initial Option Grant. On the Effective Date, the Executive shall be granted an incentive stock option to purchase 55,556 shares of common stock of the Company, (the "Common Stock"), which stock option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall be referred to herein as the "Initial Option Grant". The Initial Option Grant shall have a per share exercise price of $24.00. Subject to the Executive's continued employment with the Company, 8.33% of the Initial Option Grant shall vest on the first three-month anniversary of the Effective Date and an additional 8.33% of the Initial Option Grant shall vest on each subsequent three-month anniversary of the Effective Date, such that the Initial Option Grant shall be 100% vested and exercisable as of the third anniversary of the Effective Date. Any additional terms of the Initial Option Grant shall be governed by an equity award plan to be adopted by the Company on or prior to the Effective Date (the "Equity Award Plan"), and the stock option agreement pursuant to which the Initial Option Grant will be awarded (the "Option Agreement"). Notwithstanding the foregoing, the Initial Option Grant shall vest in full upon a Change in Control.

                     (b) Future Option Grants. The Executive will also be eligible for additional option grants under the Equity Award Plan or any successor thereto; provided, that the making of any such grants, and the terms and conditions applicable thereto, shall be determined by the Board (or the appropriate committee thereof) in its sole discretion.

                     (c) Change in Control Defined. For purposes of this Agreement, "Change in Control" shall mean the occurrence of any one of the following events: (i) the acquisition by any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than AIG Global Investment Corp. or its Affiliates ("AIG") of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; provided, that any sale by AIG of all of its Common Stock to any entity other than Sprint Corp., any Affiliate of Sprint Corp., or any "Sprint Affiliate" (as defined below) shall not constitute a Change in Control other than in connection with a sale of 75%


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or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company, or (ii) any merger, consolidation, reorganization, recapitalization, tender or exchange offer or any other transaction with or affecting the Company as a result of which a Person other than the stockholders of the Company immediately prior to such transaction owns after such transaction more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of the directors of the Company, or (iii) the sale, lease, exchange, transfer or other disposition to any Person of all or substantially all, of the assets of the Company and its consolidated subsidiaries; provided, that, any such acquisition or sale to any entity which is an "Affiliate" (as defined below) of the Company shall not constitute a Change in Control. For purposes of this Agreement, an "Affiliate" of a Person shall mean any entity controlling, controlled by, or under common control with, such Person and "Sprint Affiliate" shall mean any of Alamosa Holdings Inc., AirGate PCS Inc., UbiquiTel Inc., Horizon PCS Inc., iPCS Inc. and US Unwired Inc and any of their respective affiliates or successors.

                     Section 6. Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by the Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder.

                     Section 7. Other Benefits.

                     (a) Employee Benefits, Fringe Benefits and Perquisites. During the Term, the Executive shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company's other senior executives.

                     (b) Vacations. The Executive shall be entitled to four (4) weeks paid vacation during each year of the Term. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its senior executives.

                     (c) Automobile. During the Term, the Company, at its sole expense, shall provide the Executive with the use of an automobile and, upon receipt by the Company of reasonable substantiation or documentation thereof, shall pay all operating expenses (including maintenance, gasoline and insurance) with respect to such automobile.

                     (d) Apartment. During the Term, the Company shall, at the Company's expense, provide Employee with the use of an apartment in Albany, New York. To the extent that any amounts paid to the Executive pursuant to this
Section 7(d) are properly includible as taxable income to the Executive for federal, state or local income tax purposes but are not properly deductible by the Executive, the Company shall pay the Executive such additional amounts as may be necessary to fully offset the taxes payable on the amounts paid to him pursuant to this Section 7(d) (i.e., to "gross-up" the Executive on an after-tax basis).

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                     Section 8. Termination. The Executive's employment
hereunder may be terminated in accordance with Section 2 or under the following circumstances:

                     (a) Death. The Executive's employment hereunder shall terminate upon the Executive's death. Following any termination of the Executive's employment hereunder as a result of this Section 8(a), (i) the Executive's estate shall be entitled to receive his Base Salary through the date of termination and any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs and a pro rata bonus for the year of termination equal to the Target Bonus multiplied by a fraction, the numerator of which is the number of days having elapsed from the first day of the Fiscal Year through the date of termination and the denominator of which is 365 (the "Pro Rata Bonus"), and (ii) the unvested portion of the Initial Option Grant shall immediately vest upon such termination and the Initial Option Grant shall remain exercisable for the period set forth in the Option Agreement. The Executive's estate shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other benefits, if any, due to the Executive's estate following the Executive's termination due to death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.

                     (b) Disability. The Company may terminate the Executive's employment hereunder for Disability. "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform the Executive's duties and responsibilities under this Agreement for a period of 180 consecutive days. In conjunction with determining Disability for purposes of this Agreement, the Executive hereby (i) consents to any such examinations which are relevant to a determination of whether the Executive is mentally and/or physically disabled and (ii) agrees to furnish such medical information as may be reasonably requested, and to waive any applicable physician-patient privilege that may arise because of such examination. Following any termination of the Executive's employment hereunder pursuant to this Section 8(b), (A) the Executive shall be entitled to receive his Base Salary through the date of termination and any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs and the Pro Rata Bonus and (B) the unvested portion of the Initial Option Grant shall immediately vest upon such termination and the Initial Option Grant shall remain exercisable for the period set forth in the Option Agreement. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other benefits, if any, due to the Executive following the Executive's termination by the Company for Disability shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

                     (c) Termination for Cause, Voluntary Termination or Non-Renewal Termination. At any time during the Term, (i) the Company may terminate the Executive's employment hereunder for Cause by written notice, specifying the grounds for Cause in reasonable detail, and (ii) the Executive may terminate his employment hereunder "voluntarily" (that is, other than by


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death, Disability or for Good Reason, in accordance with Section 8(a), 8(b) or
8(d)). "Cause" shall mean: (A) any conviction by a court of, or entry of a pleading of guilty or nolo contendre by the Executive with respect to, a felony or any lesser crime involving moral turpitude or a material element of which is fraud or dishonesty; (B) the Executive's willful dishonesty of a substantial nature towards the Company and any of its subsidiaries; (C) the Executive's material breach of this Agreement, which breach is not cured by the Executive to the reasonable satisfaction of the Company within 15 business days of the date the Company delivers written notice of such breach to the Executive; or (D) the Executive's use of alcohol or drugs which materially interferes with the performance of his duties hereunder or which materially compromises the integrity and reputation of the Executive or the Company.

Following the termination of the Executive's employment hereunder pursuant to this Section 8(c) by the Company for Cause, (i) the Executive shall be entitled to receive only his Base Salary through the date of termination and he shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement which have not vested prior to his date of termination, and (ii) both the vested and the unvested portions of the Initial Option Grant shall automatically expire on the date of termination. All other benefits, if any, due Executive following Executive's termination of employment for Cause pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

Following the termination of the Executive's employment hereunder either pursuant to this Section 8(c) due to the Executive's voluntary termination or by the Company or the Executive pursuant to Section 2 as a result of providing a written notice to the other Party hereto of its or his desire not to extend the Term, (i) the Executive shall be entitled to receive his Base Salary through the date of termination and any earned but unpaid Annual Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs and, solely in the case of the Executive's termination by the Company pursuant to Section 2 as a result of its providing a written notice to Executive of its desire not to extend the Term, the Pro Rata Bonus, and (ii) the unvested portion of the Initial Option Grant shall expire upon such termination and the vested portion of the Initial Option Grant shall remain exercisable for the period set forth in the Option Agreement. All other benefits, if any, due Executive following Executive's termination of employment either pursuant to this Section 8(c) due to the Executive's voluntary termination or by the Company or the Executive pursuant to Section 2 as a result of providing a written notice to the other Party hereto of its or his desire not to extend the Term shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

                     (d) Termination for Good Reason or Without Cause. At any time during the Term, (i) the Executive may terminate the Executive's employment hereunder for Good Reason and (ii) the Company may terminate the Executive's employment hereunder without Cause (and other than for death or Disability). "Good Reason" shall mean the occurrence, without the Executive's prior written consent, of any of the following events: (A) a significant reduction in the


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nature or scope of the Executive's authority or duties from those contemplated by this Agreement; provided, that Good Reason shall not be deemed to occur solely as a result of a transaction in which the Company becomes a substantially wholly-owned subsidiary of another company or division so long as the Executive's title, duties, responsibilities and authority described in Section 3(a), as they relate solely to the Company, are not reduced in any significant manner; or (B) a reduction in the then current Base Salary, target Annual Bonus or fringe benefits specific to the Executive; provided, that, any such event described in (A) or (B) above shall not constitute Good Reason unless and until the Executive shall have provided the Company with notice of such event and the Company shall have failed to remedy such event within 30 days of receipt of such notice.

Following the termination of the Executive's employment hereunder pursuant to this Section 8(d), Executive shall receive (i) within five (5) days following termination, a lump sum payment of (A) any earned but unpaid Base Salary through the date of termination, (B) any earned but unpaid Bonus for any Fiscal Year preceding the Fiscal Year in which the termination occurs, and (C) the Pro Rata Bonus plus (ii) 12 monthly payments, commencing on the first day of the month immediately following Executive's termination of employment, each of which shall be equal to one 1/12 of the sum of (A) (x) if the termination occurs at any time other than during the 12-month period following a Change in Control, zero point five times (0.5 x) the Executive's Base Salary (at the rate then in effect), and
(y) if the termination occurs during the 12-month period following a Change in Control, one times (1 x) the Executive's Base Salary (at the rate then in effect) and (B) the Executive's target Annual Bonus. In addition, upon a termination of Executive's employment pursuant to this Section 8(d), (i) the unvested portion of the Initial Option Grant shall expire upon such termination and the vested portion of the Initial Option Grant shall remain exercisable for the period set forth in the Option Agreement and (ii) the Company shall continue to provide health benefits to the Executive for the one-year period following the date of Executive's termination; provided, that the Company's obligation to provide any such benefits shall cease with respect to such benefit at the time Executive becomes eligible for such benefit from another employer. To the extent that the provision of any health or other welfare benefit is not permissible after termination of employment under the terms of the benefit plans of the Company then in effect, the Company shall pay to Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and his spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to Executive and his spouse and dependents as a result of Executive's termination. The Executive shall have no further rights to any compensation (including any Base Salary or Annual Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following a termination pursuant to this Section 8(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

                     (e) Execution of Release of All Claims. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments and benefits to which the Executive is


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entitled under this Section 8 are conditional upon, and subject to, the
Executive's execution of a general release and waiver of claims in such reasonable and customary form as shall be prepared by the Company.

                     (f) Notice of Termination. Any purported termination of employment by the Company or Executive shall be communicated by a written Notice of Termination to the Executive or the Company, respectively, delivered in accordance with Section 10(e) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of the Executive's employment shall be the date so stated in the Notice of Termination, which date, in the event of a termination by Executive pursuant to Section 8(c) or 8(d) shall be no less than 30 (in the case of a Section 8(d) termination) or 90 (in the case of a Section 8(c) termination) days following the delivery of a Notice of Termination; provided, however, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section 8(c).

                     Section 9. Certain Additional Payments by the Company. In the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9, such payments or distributions being referred to herein as "Payments") would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or that any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Executive of all Federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For this purpose, Executive shall be deemed to be in the highest marginal rate of Federal, state and local taxes.

                     Section 10. Restrictive Covenants.

                     (a) Noncompetition. In consideration of the payments by the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Term and for the one-year period following the date of the Executive's termination for any reason (the "Covenant Period"), the Executive shall not, without the prior written consent of the Company, engage in "Competition" (as defined below) with the Company or any of its Affiliates (collectively, the "Company Group"). For purposes of this Agreement,


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if the Executive takes any of the following actions he shall be engaged in
"Competition:" engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any entity listed on the competitor list attached as Exhibit B hereto or any affiliate of any such entity, or any successor of any such entity or affiliate, in any of the Service Area BTAs set forth on Exhibit C hereto; provided, however, that "Competition" shall not include the passive ownership of securities in any public enterprise and exercise of rights appurtenant thereto, so long as such securities represent no more than two percent (2%) of the voting power of all securities of such enterprise.

                     (b) Nonsolicitation; No-Hire. In further consideration of the payments by the Company to the Executive pursuant to this Agreement, the Executive hereby covenants and agrees that, during the Covenant Period and for an additional 12 months thereafter, the Executive shall not knowingly (i) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee or independent contractor of the Company Group to give up, or to not commence, employment or a business relationship with the Company Group, (ii) directly or indirectly hire or engage, or cause to be hired or engaged, any person who is or was an employee or independent contractor of the Company Group or (iii) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any agent, consultant, vendor, supplier or customer of the Company Group to give up or not commence, a business relationship with the Company Group.

                     (c) Confidential Information. The Executive acknowledges that the Company Group has a legitimate and continuing proprietary interest in the protection of its confidential information and that it has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. During the Term and at all times thereafter, the Executive shall not, except with the written consent of the Company or in connection with carrying out the Executive's duties or responsibilities hereunder, furnish or make accessible to anyone or use for the Executive's own benefit any trade secrets, confidential or proprietary information of the Company Group, including its business plans, marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists; provided, that such protected information shall not include information known to the public or otherwise in the public domain without violation by the Executive of this Section 10(d). Notwithstanding the foregoing, the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information, the Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such


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confidential treatment as may be available under applicable laws for any information disclosed under such order.

                     (d) Property of the Company. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Company Group, whether written or stored on electronic media, made or compiled by or on behalf of the Executive in the course of the Executive's employment, or made available to the Executive in the course of the Executive's employment, relating to the Company Group, or to any entity which may hereafter become an affiliate thereof, but excluding the Executive's personal effects, Rolodexes and similar items, shall be the property of the Company, and shall, except as otherwise agreed by the Company in writing, be delivered to the Company promptly upon the termination of the Executive's employment with the Company for any reason or at any other time upon request.

                     (e) Developments the Property of the Company. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Executive alone or with others, and in any way relating to the Business, or the products or services of the Company Group, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Term ("Developments"), shall be the sole and exclusive property of the Company. The Executive agrees to, and hereby does, assign to the Company, without any further consideration, all of the Executive's right, title and interest throughout the world in and to all Developments. The Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company or one of the members of the Company Group, as the case may be, is the author of such Developments and owns all of the rights comprised in the copyright of such Developments and the Executive hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights the Executive may have in any such Development to the extent that it might not be considered a work made for hire. The Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

                     (f) Enforcement. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 10(a), (b), (c), (d) and (e) herein would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to the Executive pursuant to
Section 8 upon a good faith determination by the Board that the Executive has violated any provision of Section 9. The Executive understands that the provisions of Sections 10(a) and 10(b) may limit his ability to earn a


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livelihood in a business similar to the Business but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and
(v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in Sections 10(a) and 10(b). In consideration of the foregoing and in light of Executive's education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of Sections 10(a) and 10(b) otherwise are void, voidable or unenforceable or should be voided or held unenforceable. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 10(a) and 10(b) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

                     Section 11. Miscellaneous.

                     (a) Executive's and Company's Representations. The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (ii) the Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of his duties hereunder; and (iii) Executive shall not use any confidential information or trade secrets of any person or party other than the Company and its subsidiaries in connection with the performance of his duties hereunder. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

                     (b) Mitigation. The Executive shall have no duty to mitigate his damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.

                     (c) Waiver.

                          (i) No provision of this Agreement may be modified,
waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and an officer of the Company (other than the Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party at any time of any breach of the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                          (ii) Notwithstanding any other provision of this
Agreement to the contrary, the Company may, but shall not be obligated to, modify the time and/or form of payment under any "Applicable Arrangement" (as defined below) if and to the extent that the Company concludes such modification to be necessary or desirable to avoid the imposition upon the Executive of the additional taxes imposed on certain non-qualified deferred compensation arrangements pursuant to Section 409A of the Code. In making any such modification to an Applicable Arrangement, the Company's determination must be made in good faith and upon prior written notice to the Executive, be based on advice of counsel and be designed, in the Company's sole judgment, to fulfill as closely as possible the Company's original commitment to the Executive under the Applicable Arrangement without regard to Section 409A without increasing the Company's costs under the Applicable Arrangement. For this purpose, "Applicable Arrangements" shall mean the Retention Bonus referred to in Section 4(c) and, following an initial public offering of the Company, any severance payments under Section 8.

                     (d) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company

                     (e) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender's receipt of confirmation of complete transmission, and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

                     If to the Executive, to such address as shall most currently appear on the records of the Company.

                 If to the Company, to:

                 IWO Holdings, Inc.
                 52 Corporate Circle
                 Albany, NY  12203
                 Attention:  General Counsel

                     (f) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 10(f)) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

                     (g) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE'S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

                     (h) Arbitration; Legal Fees. Any dispute, controversy or other claim, other than disputes, controversies or claims relating to Section 10 (which disputes, controversies or claims shall be litigated in court in accordance with the provisions of Sections 11(f) and (g) hereof), arising out of or relating to (i) this Agreement, or (ii) the Executive's employment with the Company shall be resolved by binding confidential arbitration before a single arbitrator, to be held in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator (if applicable) and any expenses relating to the conduct of the arbitration or litigation (including the Company's and the Executive's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator, if applicable, equally.

                     (i) Assignment. The Executive may not assign his rights or interests under this Agreement. This Agreement may not be assigned by the Company other than to an entity (i) which, directly or indirectly controls, is controlled by or is under common control with the Company, or which is a successor in interest to substantially all of the business operations of the Company, and (ii) which assumes in writing or by operation of law, at the time of the assignment, the Company's obligation to perform this Agreement.

                     (j) Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                     (k) Entire Agreement. This Agreement sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes as of the Effective Date all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written in respect of the subject matter contained herein, including, without limitation, the Amended and Restated Consulting Agreement, dated as of November 30, 2004, by and among the Company, Harris & Associates (the "Consultant") and the Ad Hoc Committee of Certain Holders of the Company's 14.0% Senior Notes due 2011 (the "Consulting Agreement"); provided, that Paragraphs 2 and 3 of the Consulting Agreement (to the extent such paragraphs relate to the payment of fees due and expenses incurred prior to the Effective Date) and Paragraph 6 of the Consulting Agreement shall remain in effect in accordance with their terms. The Parties acknowledge and agree that in the event the Effective Date does not occur, then this Agreement shall be void and of no force and effect.

                     (l) Continuation of Employment. Unless the Parties otherwise agree in writing, continuation of the Executive's employment with the Company beyond the expiration of the Term shall be deemed an employment "at will" and shall not be deemed to extend any of the provisions of this Agreement, and Executive's employment may thereafter be terminated "at will" by Executive or the Company.

                     (m) Withholding Taxes. The Company shall be entitled to withhold from any payment due to the Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

                     (n) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                     IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first above written.


                          IWO HOLDINGS, INC.

                          By: /s/ Bret Cloward
                              ----------------------------------------------
                              Name: Bret Cloward
                              Title: President and Chief Executive Officer


                          EXECUTIVE

                          By: /s/ Richard Harris
                              ----------------------------------
                              Richard Harris

                                    EXHIBIT A
                                    ---------

                                  List of Cases
                                  -------------

Campbell et al. v. Verizon and predecessor companies CASE NO. GIC 751725, San Diego, CA

IN RE United States Cellular operating Company consol. C.A. No. 18696 NC, Wilmington, Delaware

FREEDOM WIRELESS, INC., v. BOSTON COMMUNICATIONS GROUP, INC.; et al; Civil Action No. 00-CV-12234-EFH, Boston, Ma

Global PCS, Inc. and Johson Torres v. Israel Seruya and David Israeli, Brooklyn, NY

                                    EXHIBIT B
                                    ---------

                                 Competitor List
                                 ---------------


       AT&T
       Dobson Communications Corp.
       Cingular Wireless LLC
       Nextel Communications Inc. (prior to Sprint Merger)
       Rural Cellular
       T-Mobile
       Verizon Wireless Inc.

                                    EXHIBIT C
                                    ---------

                                Service Area BTAs
                                -----------------


       Albany-Schenectady, NY #7
       Binghamton, NY #43
       Boston, MA #51 (only Stafford and Rockingham Counties)
       Burlington, VT #63 (excluding Caledonia, Essex and Orleans Counties) Elmira-Corning-Hornell, NY #127
       Glens Falls, NY #164
       Ithaca, NY #208
       Keene, NH #227
       Lebanon-Claremont, NH #249
       Manchester-Nashua-Concord, NH #274 (excluding the metropolitan area of
        Nashua, NH)
       New York, NY #321 (only Orange and Sullivan Counties)
       Oneonta, NY #333
       Pittsfield, MA #351
       Plattsburgh, NY #352
       Poughkeepsie-Kingston, NY #361
       Rutland-Bennington, VT #388
       Syracuse, NY #438
       Utica-Rome, NY #453
       Watertown, NY #463